Execution Copy

EMPLOYMENT AGREEMENT

BY AND

KEVIN MA

AND

SHANGHAI CENTURY ACQUISITION CORPORATION

Dated: February 20, 2007

THIS EMPLOYMENT AGREEMENT (“Agreement”)
is made and entered into this
20th day of February 2008
by and
Kevin Ma
(the “Employee”)
and
Shanghai Century Acquisition Corporation

BACKGROUND

WHEREAS the Employee and the Company desire to enter into this Agreement for the purpose of retaining the services of the Employee, and the Company wishes to provide the Employee with an inducement to remain with the Company;

NOW, THEREFORE, intending to be legally bound, and in consideration of the premises and the mutual promises set forth in this Agreement and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Company and Employee agree as follows:

DEFINITIONS

“Administrator” means the Compensation Committee (as defined below) or the Board (as defined below) who administer the Employee Stock Options (as defined below) under applicable stock option agreements or stock incentive plans or schemes.

“Affiliate” means with respect to any Person directly or indirectly Controlling, Controlled by, or under common Control with such Person.

“Ancillary Agreements” is as defined in Article 5.

“Board” means the Board of Directors of the Company.

“Business” means engaging financial leasing and other leasing activities in the PRC either directly or through subsidiaries of the Company.

“Cash Compensation” is as defined in Section 2.1.

“Cause” means (i) the Employee commits a crime involving dishonesty, breach of trust, or physical harm to any person; (ii) The Employee materially breaches any applicable law or regulation that has a potentially material adverse effect on either the performance or Business of the Company or any of its Subsidiaries or on the Employee’s ability to carry out his duties as an officer or director of the Company or any of its Subsidiaries; (iii) the Employee willfully engages in conduct that is in bad faith and materially injurious to the Company, including but not limited to, misappropriation of trade secrets, fraud or embezzlement; (iv) the Employee commits a material breach of this Agreement or the Ancillary Agreements, which breach is not cured within twenty (20) days after written notice to the Employee from the Company; (iv) the Employee willfully refuses to implement or follow a reasonable and lawful policy or directive of the Company, which breach is not cured within twenty (20) days after written notice to the Employee from the Company; (v) the Employee engages in malfeasance demonstrated by a pattern of failure to perform job duties diligently and professionally; (vi) the Employees fails to substantially and materially achieve the Share Bonus targets set forth n Section 2.2, the Performance Targets referred to in Section 2.8 or budgets approved by the Board; or (vii) the conduct of the Employee brings disrepute to the Company or its Business or results in the portrayal of the Company in a negative light.

“Change in Control” means a change in ownership or control of the Company effected through either of the following transactions: (i) the direct or indirect acquisition by any person or related group of persons (other than an acquisition from or by a Company-sponsored employee benefit plan or by a person that directly or indirectly controls, is controlled by, or is under common control with, the Company) of beneficial ownership (within the meaning of Rule 13d-3 of the Exchange Act) of securities possessing more than fifty percent (50%) of the total combined voting power of the Company’s outstanding securities pursuant to a tender or exchange offer made directly to the Company’s shareholders, or (ii) a change in the composition of the Board over a period of thirty-six (36) months or less such that a majority of the Board members (rounded up to the next whole number) ceases, by reason of one or more contested elections for Board membership, to be comprised of individuals who are Continuing Directors. The “Continuing Directors” means members of the Board who either (i) have been Board members continuously for a period of at least thirty-six (36) months or (ii) have been Board members for less than thirty-six (36) months but were elected or nominated for election as Board members by at least a majority of the Board members described in clause (i) who were still in office at the time such election or nomination was approved by the Board. “Associate” has the meaning ascribed to such term in Rule 12b(2) promulgated under the Exchange Act.

“Company” means Shanghai Century Acquisition Corporation.

“Compensation Committee” means the compensation committee of the Board of the Company or such other group of directors performing similar functions.

“Control” (including the terms “Controlled by” and “under common Control with”) means the possession, directly or indirectly or as a trustee or executor, of the power to direct or cause the direction of the management of a Person, whether through the ownership of stock, as a trustee or executor, by contract or credit agreement or otherwise.

“Corporate Transaction” means any of the following transactions: (i) a merger or consolidation in which the Company is not the surviving entity, except for a transaction the principal purpose of which is to change the state in which the Company is incorporated; (ii) the sale, transfer or other disposition of all or substantially all of the assets of the Company; (iii) the complete liquidation or dissolution of the Company; (iv) any reverse merger or series of related transactions culminating in a reverse merger (including, but not limited to, a tender offer followed by a reverse merger) in which the Company is the surviving entity but (A) the Ordinary Shares outstanding immediately prior to such merger are converted or exchanged by virtue of the merger into other property, whether in the form of securities, cash or otherwise, or (B) in which securities possessing more than fifty percent (50%) of the total combined voting power of the Company’s outstanding securities are transferred to a person or persons different from those who held such securities immediately prior to such merger or the initial transaction culminating in such merger, but excluding any such transaction or series of related transactions that the Administrator determines shall not be a Corporate Transaction; or (v) acquisition in a single or series of related transactions by any person or related group of persons (other than the Company or by a Company-sponsored employee benefit plan) of beneficial ownership (within the meaning of Rule 13d-3 of the Exchange Act) of securities possessing more than fifty percent (50%) of the total combined voting power of the Company’s outstanding securities.

“Effective Date” means the Closing Date of the Stock Purchase Agreement between Asia Leader Investments Limited and Shanghai Century Acquisition Corporation.

“Employee” is as defined in the Preamble.

“Employee Resignation” and “Employee Resignation Date” are defined in Section 3.1.2.

“Employment Capacity” shall be Chairman reporting to the Board of the Company.

“Employment Contract Termination Date” means the later of June 30, 2013 or the date on which either the Company or the Employee elects not to extend this Agreement further by giving written notice to the other party.

“Employment Final Termination Date” means the date upon which the Employee’s employment with the Company ceases for any reason under the terms and conditions of this Agreement..

“Employment Term” is as defined in Section 1.1.

“Exchange Act” means the U.S. Securities Exchange Act of 1934, as amended.

“Good Reason” in the context of the Employee’s resignation is defined as (a) a change made by the Company without Cause in the Employee’s position which materially reduces the Employee’s level of responsibilities, duties or stature; or (b) a material reduction made by the Company without Cause in the Employee’s Monthly Base Salary.

“Management Team” is as defined in Article 1.

“Monthly Base Salary” is as defined in Section 2.1 (i).

“Ordinary Shares” means the ordinary shares of the Company.

“Original Employment Agreement” is as defined in the Preamble.

“Performance Targets” shall be as defined in Section 2.1.

“Person” means an individual, corporation, partnership, limited liability company, limited partnership, association, trust, unincorporated organization or other entity or group (as defined in Section 13(d)(3) and Section 14(d)(2) of the Exchange Act).

“PRC” means the People’s Republic of China.

“RMB” or Renminbi means the legal currency of the People’s Republic of China.

“Share Bonus” shall be as defined in Section 2.2.

“Stock Option Employment Package” shall be the stock option employment package as set forth in Section 2.7.

“Subsidiary” means, with respect to any Person, any entity which securities or other ownership interests having ordinary voting power to elect a majority of the Board or other persons performing similar functions are at the time directly or indirectly owned by such Person.

“Trust” shall be as defined in Section 2.2.

“U.S. dollars” or “US$” means the legal currency of the United States.

ARTICLE 1. EMPLOYMENT AND TERM

The Company hereby employs the Employee and the Employee hereby agrees to such employment by the Company during the Employment Term to serve as Chief Executive Officer of the Company, with the customary duties, authorities and responsibilities of such position and such other duties, authorities and responsibilities relative to the Company that may from time to time be delegated to the Employee by the Board. The Employee shall perform such duties and responsibilities as are normally related to such position in accordance with the international standards of the industry and any additional duties now or hereafter assigned to the Employee by the Board. The Employee shall abide by the Company’s rules, regulations and practices as they may from time-to-time be adopted or modified.

The Employee and the Company shall contemporaneously with this Agreement execute the Key Employee Invention Assignment and Confidentiality Agreement in the form attached as Exhibit A and the Non-Compete Agreement in the form attached as Exhibit B.

In addition, the Employee shall assist the Company in recruiting a management team for the Company or its Subsidiaries experienced in leasing and related service areas (the “Management Team”). The members of the Management Team shall execute employment agreements with the Company or its relevant Subsidiary in accordance with the policies and procedures of the Company and its Subsidiaries. Such employment agreements shall include the Key Employee Invention Assignment and Confidentiality Agreement in the form attached as Exhibit A, the Non-Compete Agreement in the form attached as Exhibit B and the Form of Release Certificate in the form attached as Exhibit C.

1.1
Employment Term. The Employment Term of this Agreement shall commence on the Effective Date and shall continue until the earlier of the Employment Contract Termination Date or the Employment Final Termination Date.

1.2
Working Time. During the Employment Term, the Employee shall devote the majority of his time and attention to the Business and affairs of the Company and shall in all respects properly perform his duties hereunder as is required in the judgment of the Board.

1.3
Change in Control/Corporate Transaction. Notwithstanding the foregoing, if a Change in Control or Corporate Transaction occurs prior to the Employment Contract Termination Date, then the terms outlined in Article 4 shall apply.

1.4	Location of Employment. The Employer shall be based in Beijing, the PRC unless otherwise required by the Company.

ARTICLE 2. COMPENSATION PACKAGE AMOUNT

2.1
Cash Compensation. During the Employment Term, as compensation for services hereunder and subject to the performance of his obligations hereunder, the Employee shall be paid base salary in the amount of US$600,000 payable in arrears on the last business day of each calendar month in twelve monthly installments (“Monthly Base Salary”) and pro rated for the number of days actually worked by Employee in the first month and in any month in which the Employment Contract Termination Date or the Employment Final Termination Date occurs, less all required deductions;

2.2
Annual Performance Incentive Share Bonus. The Employee and members of the Management Team also shall be eligible to share an annual performance incentive share bonus in respect of fiscal years 2008, 2009 and 2010 (“Share Bonus”) subject to the terms and conditions set forth in this Agreement and to the Employee’s achievement of the annual performance targets set forth below. The Share Bonus shall be payable on or before the dates set forth below to a trust or other entity established by the Employee for the benefit of himself, the members of the Management Team and their respective families (the “Management Trust”) and the distribution of the Share Bonus paid to the Management Trust shall be at the direction of the Employee, provided that the Employee shall retain for himself a minimum of fifty (50%) percent of the Share Bonus paid in each of 2008, 2009 and 2010.

(a)
4,000,000 newly issued Ordinary Shares of the Company free and clear of all liens and encumbrances and 4,000,000 newly issued warrants of the Company (of a class different from the existing public warrants of Shanghai Century Acquisition Corporation with the same terms and conditions of such public warrants except without a redemption feature) shall be transferred to the Management Trust within thirty (30) days of the delivery of the 2008 pro forma combined financial statements (based on the US GAAP audited financials of such companies) of New Goal Leasing International Ltd. and its wholly foreign-owned enterprise in PRC engaged in the business of financial leasing and other leasing activities in the PRC (the “Reference Entities”) reflecting a 2008 net after-tax income of US$20 million, subject to the following carve out in (i) and the following adjustment in (ii):

(i) There shall be excluded from such calculation of net after-tax income any amounts that may have been recorded on such financial statements as any compensation costs associated with any such Share Bonus.

(ii) If the 2008 pro forma combined net after tax income of the Reference Entities exceeds a band of plus or minus 5% from US$20 million, then the number of common shares and warrants to be transferred shall be increased pro rata up to a maximum of 50% or decreased pro rata without any minimum. By way of example, (x) if the 2008 pro forma combined net after-tax income is US$25,000,000, an additional 1,000,000 common shares and 1,000,000 warrants will be transferred to the Management Trust; (y) if the 2008 pro forma combined net after-tax income is US$15,000,000, 1,000,000 common shares and 1,000,000 warrants will be deducted with the result that only 3,000,000 shares and 3,000,000 warrants will be transferred to the Management Trust; and (z) if the 2008 pro forma combined net after-tax income is US$35,000,000, only an additional 2,000,000 common shares and 2,000,000 warrants will be transferred to the Management Trust.

(b)
An additional 4,000,000 newly issued Ordinary Shares of the Company shall be transferred to the Management Trust within thirty (30) days of the delivery of the 2009 pro forma combined financial statements (based on the US GAAP audited financials of such companies) of the Reference Entities, if their combined 2009 net after-tax income is equal to or greater than US$34,000,000 subject to the same carve set forth in Paragraph 2.2(a)(i) and the following adjustment: if the 2009 pro forma combined net after tax income of the Reference Entities (adjusted for the carve out) exceeds US$34,000,000, then the number of ordinary shares to be transferred shall be increased pro rata up to a maximum of 25%.

(c)
A further 4,000,000 newly issued Ordinary Shares of the Company shall be transferred to the Management Trust within thirty (30) days of the delivery of the 2010 pro forma combined financial statements (based on the US GAAP audited financials of such companies) of the Reference Entities, if their combined 2010 net after-tax income is equal to or greater than US$57,800,000 subject to the same carve set forth in Paragraph 2.2(a)(i) and the following adjustment: if the 2010 pro forma combined net after tax income of the Reference Entities (adjusted for the carve out) exceeds US$57,800,000, then the number of ordinary shares to be transferred shall be increased pro rata up to a maximum of 25%.

(d)
Any Ordinary Shares issued as a Share Bonus issued shall be subject to a lock up of two (2) years from the date of issuance, subject to certain customary exceptions. Upon issuance of any such shares of the Share Bonus, the Employee and each member of the Management Team who receives any part of the shares awarded under the Share Bonus Shares shall enter into a lockup agreement to such effect in favor of the Company.

2.3	Benefits. During the Employment Term, as further compensation for services hereunder, the Employee shall be entitled to the benefits as follows:

(a)	Insurance: health and life insurance providing international standard coverage as determined by the Compensation Committee after consultation with the Employee.

(b)	Tax Advisory Services: reimbursement for actual tax advisory service fees incurred, up to US$10,000 per year.

All reimbursements will be paid subject to Employee’s delivery of actual expense receipts/invoices documenting the relevant reimbursement requested.

2.4
Individual Income Tax. The Employee and the members of the Management Team shall be responsible for paying their own individual income tax, and the Employee and each member of the Management Team will certify in writing annually to the Board that he or she has accurately reported and timely paid all income tax due in connection with such compensation. The Company will make all required tax and statutory withholdings according to the PRC taxation laws and the tax amount will be deducted from the Employee’s Monthly Base Salary, which deduction Employee hereby consents to.

2.5
Annual Leave. The Employee shall be entitled to four (4) weeks of annual leave with pay during each calendar year of the Employment Term, which must be taken in accordance with the Company’s vacation policy then in effect.

2.6
Travel Expenses Reimbursement. The Company shall pay or reimburse the Employee for reasonable business expenses actually incurred or paid by the Employee during the Employment Term, in the performance of his services hereunder.

2.7
Stock Option Employment Package. The Employee shall be entitled to, and the Company shall grant the Employee, a stock option employment package as determined by the Compensation Committee in accordance with the policies of the Company (the “Company Policy”).

The unvested portions of such options shall cease to vest if the Employee voluntarily leaves the Company without good reason, is fired for Cause by the Company or becomes otherwise incompetent to perform his essential duties after any leave or accommodation required by law or permitted under Company policy.

Notwithstanding any provisions of the Company Policy to the contrary, the vested options shall be exercised within ten (10) years from vesting. The Employee’s shares, whether vested and/or exercised or not, shall be subject to transfer restrictions determined by the Board.

In the event there takes place a Change in Control or a Corporate Transaction (each a “Buy-Out”), whether in the form of a cash-for-stock, stock-for-stock or other arrangements, the vesting shall be accelerated and all the unvested shares of the Employee shall be vested and exercisable upon a date before the Buy-Out transaction as determined by the Board (the “Cut-Off Date”), unless the Employee has not by the Cut-Off Date been continuously employed by the Company for more than twelve (12) months, in which case only half of the unvested portion of shares of the Employee shall be vested and exercisable while the other half of his unvested portion of shares shall be cancelled and revoked from his stock option.

2.8
Annual Review. The terms of the compensation package provided under this Agreement and the Employee’s recommendations in connection therewith shall be reviewed by the Compensation Committee and/or the Board from time to time, provided that the Share Bonus in Section 2.2 shall not be amended. At a minimum, the Company’s Compensation Committee will review in the second quarter of each calendar year or at such other time as the Company and Employee shall agree, (a) the compensation package of the Employee, including approval of the annual performance incentive cash bonus payable, if any, based on achievement of the prior calendar year’s Performance Targets and (b) the approval of performance targets (with specific qualitative and quantitative performance factors) (the “Performance Targets”) for determining the annual incentive cash bonus payouts for the current calendar year. Except for agreed changes, if any, pursuant to clause (b) of the preceding sentence, any amendment agreed upon by the Board or the Compensation Committee and the Employee to the terms of the Employee’s compensation package will not be retroactive and shall take effect from the time such amendment is made. The parties hereto agree that, as a general principle, amendments to the compensation package of the Employee shall not be made to, directly or indirectly, address changes in applicable law (including tax laws) and other regulatory developments which affect the Employee.

ARTICLE 3. TERMINATION

3.1	General.

3.1.1.
Company’s Right to Terminate. The Company shall have the right to terminate the employment of the Employee at any time with Cause, but the relative rights and obligations of the parties in the event of any such termination or resignation shall be determined under this Agreement. The Company shall not have the right to terminate the Employee without Cause.

3.1.2.
Employee’s Resignation Right. The Employee shall have the right to resign for any reason with three (3) months prior written notice to the Company, but the relative rights and obligations of the parties in the event of any such resignation shall be determined under this Agreement (such event, an “Employee Resignation”, and the date of notice by the Employee to the Company, the “Employee Resignation Date”).

3.2	Termination Under Certain Circumstances.

3.2.1.	Termination For Cause. In the event the Company terminates the Employee’s employment for cause prior to the expiration of the Employment Term:

(i)	subject to the Employee’s compliance with Articles 5, 6 and 7, the Company will be obliged to pay only the Standard Termination Entitlements as defined in Section 3.4.1;

(ii)
the Share Bonus shall be terminated forthwith and no additional shares or warrants eligible thereunder shall be transferred to the Management Trust provided that any Ordinary Shares or warrants transferred to the Management Trust pursuant to Section 2.2 prior to such termination shall not be adversely affected by such termination; and

(iii)
Employee’s right to exercise the Employee Stock Options described under Section 2.7 shall be determined pursuant to the applicable stock option agreements and stock incentive plan governing such options in effect at the time of such employment termination, provided that any stock options that shall have been vested as of the date of termination shall not be adversely affected by such termination.

3.2.2.	Resignation For Any Reason Other Than Good Reason In the event the Employee resigns for any reason other than Good Reason prior to the expiration of the Employment Term:

(i)	subject to the Employee’s compliance with Articles 5, 6 and 7, the Company will be obliged to pay the Standard Termination Entitlements as defined in Section 3.4.1;

(ii)
the Share Bonus shall be terminated forthwith and no additional shares or warrants eligible thereunder shall be transferred to the Management Trust provided that any Ordinary Shares or warrants transferred to the Management Trust pursuant to Section 2.2 prior to such termination shall not be adversely affected by such termination; and

(iii)	a portion of the Employee Stock Options described under Section 2.7 which are unvested on such date shall vest in accordance with the option agreements (as amended) governing those options.

3.2.3.
Resignation for Good Reason. Except in the event of a Change in Control or a Corporate Transaction, in the event that the Employee resigns for Good Reason, subject to the Employee’s compliance with Articles 5, 6 and 7:

(i)
the Company will be obligated to pay the Standard Termination Entitlements as defined in Section 3.4.1 and the Severance Benefits as defined in Section 3.4.2; provided that Employee’s eligibility for Severance Benefits is conditioned on Employee having first signed a release certificate in the form attached as Exhibit C;

(ii)	the Company will be obligated to pay the Share Bonus to the Management Trust following such resignation for Good Reason provided that the performance targets set forth in Section 2.2 are achieved; and

(iii)	a portion of the Employee Stock Options described under Section 2.7 which are unvested on such date shall vest in accordance with the option agreements (as amended) governing those options.

3.2.4.	Termination upon a Change in Control or Corporate Transaction. In the event of a Change in Control or Corporate Transaction, the terms outlined in Article 4 shall apply.

3.3
Liquidated Damages. The Company and Employee hereby stipulate that the damages which may be incurred by the Employee as a consequence of any such termination of employment are not capable of accurate measurement as of the Effective Date and that the liquidated damages payments provided for in this Agreement constitute a reasonable estimate under the circumstances of, and are in full satisfaction of, all damages sustained as a consequence of any such termination of employment.

3.4	Definitions.

3.4.1.	Standard Termination Entitlements. For all purposes of this Agreement, the “Standard Termination Entitlements” shall mean and include:

i.
the Employee’s earned but unpaid compensation (including, without limitation, salary, bonus and all other items which constitute wages under applicable law) as of the date of his termination of employment. This payment shall be made at the time and in the manner prescribed by law applicable to the payment of compensation but in no event later than 30 days after the date of the Employee’s termination of employment;

ii.
the benefits, if any, due to the Employee (and the Employee’s estate, surviving dependents or his designated beneficiaries) under the employee benefit plans and programs and compensation plans and programs (including stock option plans) maintained for the benefit of the employees of the Company; and

iii.
all of the Employee’s Employee Stock Options that have been deemed to have vested at or prior to the Employment Final Termination Date under the terms of applicable stock option agreements and stock incentive plans.

3.4.2.	Severance Benefits. For all purposes of this Agreement, the Employee’s “Severance Benefits” shall mean:

i.
the payment of a lump sum amount equal to the total number of years between the Effective Date and the Employment Final Termination Date multiplied by the Employee’s Monthly Base Salary in effect immediately prior to his termination of employment; if the Employment Final Termination Date occurs six months or more after an anniversary of the Effective Date, such half-year period after the anniversary shall be included in the number of years referenced above (e.g., if the Employment Final Termination Date is two years and ten months after the Effective Date, then the total number of years for purposes of this subsection would be 2.5); and

ii.
for a period of six months after the Employee’s termination of employment, all benefits including direct payment by the Company to the carrier of the premiums due for any health insurance continuation coverage elected by the Employee under the Company group health plans.

ARTICLE 4. Change in Control Corporate Transaction.

4.1
Employment Term. If a Change in Control or Corporate Transaction occurs prior to the Employment Contract Termination Date, then subject to the provisions of Section 4.2 below, the Employment Term shall remain unchanged.

4.2
Severance Payment Amount. If a Change in Control or Corporate Transaction occurs prior to the Employment Contract Termination Date and the Company terminates the Employee’s employment without Cause or the Employee resigns for Good Reason, then the Employee will be entitled to (a) a payment equal to the greater of (x) 6 times the Monthly Rate of Compensation or (y) 12 months’ Monthly Base Salary less any compensation paid to the Employee during the period between the Change in Control or Corporate Transaction and Employment Final Termination Date, (b) the Company will be obligated to pay the Share Bonus to the Management Trust provided that the performance targets set forth in Section 2.2 are achieved, and (c) subject to the Employee’s compliance with Articles 5, 6 and 7, the Standard Termination Entitlements as defined in Section 3.4.1.

4.3
Health and Life Insurance Benefits. If a Change in Control or Corporate Transaction occurs prior to the Employment Contract Termination Date, then the Employee will be entitled to Company-paid contributions for health and life insurance premiums for the greater of six months or the number of months between the Employment Final Termination Date and the first anniversary of the Change in Control or Corporate Transaction.

4.4
Section 280G. In order to avoid the payment of excise tax imposed by Section 4999 of the Internal Revenue Code of 1986 (the “Code”), the Company may reduce the payments or benefits to the Employee (within the meaning of Section 280G(b)(2) of the Code). Such reduction may apply to cash payments, vesting acceleration of Employee Stock Options and other benefits received by the Employee, which could result in the acceleration of vesting of only a portion or none of then unvested Employee Stock Options. In no event shall any payment be made under this Agreement if it would result in an excess parachute payment under section 280G of the Internal Revenue Code of 1986.

ARTICLE 5. PROPRIETARY INFORMATION AND NON-COMPETITION

In consideration of the Company granting Employee his position, the Employee shall, on or before the Effective Date, enter into a Key Employee Invention Assignment and Confidentiality Agreement in the form as Exhibit A attached hereto and a Non-Compete Agreement (together with the Key Employee Invention Assignment and Confidentiality Agreement, the “Ancillary Agreements”) in the form as Exhibit B attached hereto. The Employee agrees that the entering into the Ancillary Agreements is necessary to protect the interests of the Company, its Subsidiaries or Affiliates and is reasonable and valid in geographical and temporal scope and in all other respects. If any court determines that this Article 5 or any provision in the Ancillary Agreements is unenforceable because of the duration or geographical scope of such provision, such court will have the power to reduce the duration or scope of such provision, as the case may be, and, in its reduced form, such provision will be enforceable.

ARTICLE 6. REMEDIES

If the Employee commits a breach, or threatens to commit a breach, of any provisions of this Agreement or the Ancillary Agreements (the “Breach”), the Company shall have the right to terminate the Employee’s employment under Section 3.2.1 and make a claim for damages associated with the Breach, each of which shall be independent of the others and shall be severally enforceable, and all of which shall be in addition to, and not in lieu of, any other rights and remedies available under law or in equity to the Company. The Company shall have the right to have the provisions hereof or of the Ancillary Agreements enforced by any court in the State of New York, USA, it being acknowledged and agreed that any breach or threatened breach of any of such provision by the Employee will cause irreparable injury to the Company and that money damages will not provide an adequate remedy to the Company.

ARTICLE 7. DISPUTE RESOLUTION

Any dispute arising out of or in connection with this Agreement, the Key Employee Invention Assignment and Confidentiality Agreement or Non-Compete Agreement under the Article 5 hereof shall be finally settled under the Rules of the Hong Kong International Arbitration Centre (the “Arbitration Centre”) by three (3) arbitrators appointed as follows: one (1) arbitrator shall be appointed by Kevin Ma, one (1) arbitrator shall be appointed by the Company and the third arbitrator shall be appointed jointly by such two arbitrators. If such two arbitrators fail to appoint such third arbitrator with thirty (30) days, then such third arbitrator shall be appointed by the chairman of the Arbitration Centre. The place of arbitration shall be in Hong Kong. The arbitration shall be conducted in English. The arbitration awards shall be final and binding upon the parties. The costs of the arbitration proceeding and any proceeding in court to confirm or to vacate any arbitration award, as applicable (including each party’s attorneys’ fees and costs), shall be borne by the unsuccessful party or, at the discretion of the arbitrators, may be prorated between the parties in such proportion as the arbitrators determine to be equitable and shall be awarded as part of the arbitrators’ award.

ARTICLE 8. GENERAL PROVISIONS

8.1
Notices. All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be given (and shall be deemed to have been duly received if so given) by hand delivery, telegram, telex, or telecopy, or facsimile transmission, or by mail (registered or certified mail, postage prepaid, return receipt requested) or by any courier service, providing proof of delivery. All communications hereunder shall be delivered to the respective parties at the following addresses or to such other address as the party to whom notice is given may have previously furnished to the other parties hereto in writing in the manner set forth above:

If to the Employee:	Mr. Kevin Ma
2106 China World Tower A, No. 1 Jianguomenwai Ave., Beijing 100004, PRC

Facsimile: (8610) 6505-2926

If to the Company:	23rd Floor, Shun Ho Tower
24-30 Ice House Street Central Hong Kong Facsimile: (852) 2851-9088

8.2
Entire Agreement. This Agreement, taken together with the Ancillary Agreements, shall constitute the entire agreement between the Employee and the Company with respect to the Employee’s employment with the Company and supersedes any and all prior agreements and understandings, written or oral, with respect thereto.

8.3
Amendments and Waivers. Any term of this Agreement may be amended and the observance of any term of this Agreement may be waived (either generally or in a particular instance and either retroactively or prospectively) only by an instrument in writing and signed by the party against whom such amendment or waiver is sought to be enforced.

8.4
Successors and Assigns. The personal services of the Employee are the subject of this Agreement and the Ancillary Agreements and no part of the Employee’s or the Company’s rights or obligations hereunder or thereunder may be assigned, transferred, pledged or encumbered by the Employee or the Company. This Agreement and the Ancillary Agreements shall inure to the benefit of, and be binding upon (a) the parties hereto, (b) the heirs, administrators, executors and personal representatives of the Employee and (c) the successors and assigns of the Company as provided herein.

8.5
Governing Law and Venue. This Agreement, including the validity hereof and the rights and obligations of the parties hereunder, and all amendments and supplements hereof and all waivers and consents hereunder, shall be construed in accordance with and governed by the laws of the State of New York, USA, without giving effect to any conflicts of law provisions or rule, that would cause the application of the laws of any other jurisdiction.

8.6
Severability. If any provisions of this Agreement, as applied to any part or to any circumstance, shall be adjudged by a court to be invalid or unenforceable, the same shall in no way affect any other provision of this Agreement, the application of such provision in any other circumstances or the validity or enforceability of this Agreement.

8.7
Survival. The rights and obligations of the Company and Employee pursuant to Articles 3, 4, 5, 6 and 7 shall survive the termination of the Employee’s employment with the Company and the expiration of the Employment Term.

8.8	Captions. The headings and captions used in this Agreement are used for convenience only and are not to be considered in construing or interpreting this Agreement.

8.9	Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.

EMPLOYEE

By: /s/ Kevin Ma
Kevin Ma

SHANGHAI CENTURY ACQUISITION CORPORATION

By: /s/ Franklin D. Chu
Name: Franklin D. Chu
Title: Co-Chief Executive Officer

Exhibit A

Key Employee Invention Assignment and Confidentiality Agreement

In consideration of, and as a condition of my employment with Shanghai Century Acquisition Corporation, a Cayman Islands company (as contemplated in the employment agreement between Shanghai Century Acquisition Corporation and me (the “Employment Agreement”)), or with any its subsidiaries, including, without limitation, of (collectively, the “Company”), I hereby represent to, and agree with, the Company as follows:

I hereby represent to, and agree with the Company as follows:

1.
Purpose of Agreement. I understand that the Company is engaged in a continuous program of research, development, production and marketing in connection with its business and that it is critical for the Company to preserve and protect its Proprietary Information (as defined in Section 3 below), its rights in Inventions (as defined in Section 2 below) and in any other intellectual property rights. Accordingly, I am entering into this Employee Invention Assignment and Confidentiality Agreement (this “Agreement”) as a condition of my continued employment with the Company, whether or not I am expected to create inventions of value for the Company.

2.
Disclosure of Inventions. I will promptly disclose in confidence to the Company all inventions, improvements, designs, original works of authorship, derivative works, formulas, processes, compositions of matter, techniques, know-how, computer software programs, databases, mask works and trade secrets (the “Inventions”) that I make or conceive or first reduce to practice or create, either alone or jointly with others, during the period of my employment, whether or not in the course of my employment, and whether or not such Inventions are patentable, copyrightable or protectible as trade secrets or mask works.

3.
Proprietary Information. I understand that my employment by the Company creates a relationship of confidence and trust with respect to any information of a confidential or secret nature that may be disclosed to me by the Company that relates to the business of the Company or to the business of any parent, subsidiary, affiliate, customer or supplier of the Company or any other party with whom the Company agrees to hold information of such party in confidence (the “Proprietary Information”). Such Proprietary Information includes but is not limited to any confidential and/or proprietary knowledge, data or information, any past, present or future Inventions, marketing plans, product plans, business strategies, financial information (including budgets and unpublished financial statements), licenses, prices and costs, forecasts, personal information, suppliers, customers and lists of either, information, trade secrets, patents, mask works, ideas, confidential knowledge, data or other proprietary information relating to new and existing products, processes, know-how, designs, formulas, developmental or experimental work, improvements, discoveries, designs and techniques, computer programs, data bases, other original works of authorship, employee information including the skills and compensation of other employees of Company, or other subject matter pertaining to any business of Company. I agree that Company may from time to time create a list of specific Proprietary Information and I will acknowledge any such lists in writing upon request.

4.
Confidentiality. At all times, both during my employment and after its termination, I will keep and hold all such Proprietary Information in strict confidence and trust. I will not use or disclose any Proprietary Information without the prior written consent of the Company, except as may be necessary to perform my duties as an employee of the Company for the benefit of the Company. Upon termination of my employment with the Company, I will promptly deliver to the Company all documents, data and materials of any nature pertaining to my work with the Company. I will not take with me any documents or materials or copies thereof containing any Proprietary Information.

5.
Work for Hire; Assignment of Inventions. I acknowledge and agree that any copyrightable works prepared by me either alone or jointly with others, within the scope of my employment are “works for hire” under the United States Copyright Act and that the Company will be considered the author and owner of such copyrightable works. In the event that any such copyrightable works are not deemed to be “works made for hire,” I hereby irrevocably assign all of my right, title and interest in and to such copyrightable works to Company. I agree that all Inventions that (i) are developed using equipment, supplies, facilities or trade secrets of the Company, (ii) result from work performed by me for the Company, or (iii) relate to the Company’s business or current or anticipated research and development (collectively, “Company Inventions”), will be the sole and exclusive property of the Company and are hereby irrevocably assigned by me to the Company.

6.
Assignment of Other Rights. In addition to the foregoing assignment of Company Inventions to the Company, I hereby irrevocably transfer and assign to the Company: (i) all worldwide patents, patent applications, copyrights, mask works, trade secrets and other intellectual property rights in any Company Invention; and (ii) any and all Moral Rights (as defined below) that I may have in or with respect to any Company Invention. I also hereby forever waive and agree never to assert any and all Moral Rights I may have in or with respect to any Company Invention, even after termination of my work on behalf of the Company. “Moral Rights” mean any rights to claim authorship of a Company Invention, to object to or prevent the modification of any Company Invention, or to withdraw from circulation or control the publication or distribution of any Company Invention, and any similar right, existing under judicial or statutory law of any country in the world, or under any treaty, regardless of whether or not such right is denominated or generally referred to as a “moral right”.

7.
Assistance. For no consideration in addition to my salary or wages during my employment, I agree to assist the Company in every proper way to obtain for the Company and enforce patents, copyrights, mask work rights, trade secret rights and other legal protections for the Company’s Inventions in any and all countries. I will execute any documents that the Company may reasonably request for use in obtaining or enforcing such patents, copyrights, mask work rights, trade secrets and other legal protections. My obligations under this paragraph will continue beyond the termination of my employment with the Company, provided that the Company will compensate me at a reasonable rate after such termination for time or expenses actually spent by me at the Company’s request on such assistance. I appoint the Secretary of the Company as my attorney-in-fact to execute documents on my behalf for this purpose. I hereby waive and quitclaim to Company any and all claims, of any nature whatsoever, which I now or may hereafter have for infringement of any proprietary rights assigned hereunder to Company.

8.
No Breach of Prior Agreement. I represent that my performance of all the terms of this Agreement and my duties as an employee of the Company will not breach any invention assignment, proprietary information, confidentiality or similar agreement with any former employer or other party. I represent that I did not bring with me to the Company or use in the performance of my duties for the Company any documents or materials or intangibles of a former employer or third party that are not generally available to the public or have not been legally transferred to the Company.

9.
Efforts; Duty Not to Compete. I understand that my employment with the Company requires my undivided attention and effort during normal business hours. While I am employed by the Company, I will not, without the Company’s express prior written consent, provide services to, or assist in any manner, any business or third party which competes with the current or planned business of the Company.

10.	Notification. I hereby authorize the Company to notify my actual or future employers of the terms of this Agreement and my responsibilities hereunder.

11.
Non-Solicitation of Suppliers/Customers. During my employment with the Company and after termination of my employment, I will not directly or indirectly solicit or take away suppliers or customers of the Company if the identity of the supplier or customer or information about the supplier or customer relationship is a trade secret or is otherwise deemed confidential information within the meaning of Chinese law.

12.
Injunctive Relief. I understand that in the event of a breach or threatened breach of this Agreement by me the Company may suffer irreparable harm and will therefore be entitled to injunctive relief to enforce this Agreement, without prejudice to any other rights or remedies that Company may have for a breach of this Agreement.

13.
Governing Law; Severability. This Agreement will be governed by and construed in accordance with the laws of New York, without giving effect to that body of laws pertaining to conflict of laws. If any provision of this Agreement is determined by any court or arbitrator of competent jurisdiction to be invalid, illegal or unenforceable in any respect, such provision will be enforced to the maximum extent possible given the intent of the parties hereto. If such clause or provision cannot be so enforced, such provision shall be stricken from this Agreement and the remainder of this Agreement shall be enforced as if such invalid, illegal or unenforceable clause or provision had (to the extent not enforceable) never been contained in this Agreement. Notwithstanding the forgoing, if the value of this Agreement based upon the substantial benefit of the bargain for any party is materially impaired, which determination as made by the presiding court or arbitrator of competent jurisdiction shall be binding, then this Agreement will not be enforceable against such affected party and both parties agree to renegotiate such provision(s) in good faith.

14.
Counterparts. This Agreement may be executed in any number of counterparts, each of which when so executed and delivered will be deemed an original, and all of which together shall constitute one and the same agreement.

15.
Titles and Headings. The titles, captions and headings of this Agreement are included for ease of reference only and will be disregarded in interpreting or construing this Agreement. Unless otherwise specifically stated, all references herein to “sections” and “exhibits” will mean “sections” and “exhibits” to this Agreement.

16.
Entire Agreement. This Agreement, the Employment Agreement, the Employee’s Non-Compete Agreement, and the documents referred to herein constitute the entire agreement and understanding of the parties with respect to the subject matter of this Agreement, and supersede all prior understandings and agreements, whether oral or written, between or among the parties hereto with respect to the specific subject matter hereof.

17.
Amendment and Waivers. This Agreement may be amended only by a written agreement executed by each of the parties hereto. No amendment of or waiver of, or modification of any obligation under this Agreement will be enforceable unless set forth in a writing signed by the party against which enforcement is sought. Any amendment effected in accordance with this section will be binding upon all parties hereto and each of their respective successors and assigns. No delay or failure to require performance of any provision of this Agreement shall constitute a waiver of that provision as to that or any other instance. No waiver granted under this Agreement as to any one provision herein shall constitute a subsequent waiver of such provision or of any other provision herein, nor shall it constitute the waiver of any performance other than the actual performance specifically waived.

18.
Successors and Assigns; Assignment. Except as otherwise provided in this Agreement, this Agreement, and the rights and obligations of the parties hereunder, will be binding upon and inure to the benefit of their respective successors, assigns, heirs, executors, administrators and legal representatives. The Company may assign any of its rights and obligations under this Agreement. No other party to this Agreement may assign, whether voluntarily or by operation of law, any of its rights and obligations under this Agreement, except with the prior written consent of the Company.

19.
Further Assurances. The parties agree to execute such further documents and instruments and to take such further actions as may be reasonably necessary to carry out the purposes and intent of this Agreement.

20.	Not Employment Contract. I understand that this Agreement does not constitute a contract of employment or obligate the Company to employ me for any stated period of time.

This Agreement shall be effective as of Effective Date as defined in the Employment Agreement.

EMPLOYEE

By: /s/ Kevin Ma
Kevin Ma

SHANGHAI CENTURY ACQUISITION CORPORATION

By: /s/ Franklin D. Chu
Name: Franklin D. Chu
Title: Co-Chief Executive Officer

Exhibit B

Non-Compete Agreement

Dear Kevin Ma,

As an employee of Shanghai Century Acquisition Corporation, a Cayman Islands company (as contemplated in the employment agreement between Shanghai Century Acquisition Corporation and you (the “Employment Agreement”)), or with any of its subsidiaries, including, without limitation, (collectively, the “Company”), you must execute and deliver a covenant not to compete with the Company during your employment and for a period of two (2) years thereafter. The terms and conditions set forth below, as applicable, shall, upon your acceptance thereof, become an agreement between you and the Company.

Covenant Not to Compete

It is hereby agreed that, from the Effective Date of the Employment Agreement with the Company and so long as you are an employee, consultant or serve in a similar capacity with the Company or any of its Subsidiaries, you shall devote the majority of your time and attention to the Business and affairs of the Company and its Subsidiaries and shall in all respects properly perform your duties under your employment agreement as is required in the judgment of the Board. Subject to the approval of the majority vote of the Board (from which vote the Employee shall recuse himself) that such service would be in the best interests of the Company, the Employee may serve as a director, officer, adviser or consultant of other leasing companies.

If you are no longer employed by or acting as a consultant for the Company or its Subsidiaries and you have previously been employed by and/or acted as a consultant for the Company for a continuous period of at least three (3) months, you shall not be employed by or participate in any manner in the management or operation of any business or entity that is or may be engaged in the business of acting as a company engaged in the provision of financial leasing or other leasing activities n the PRC for a period of two (2) years after the termination of your employment and/or consultancy with the Company.

Covenant Not to Solicit Employees

While employed by Company and for a period of 18 months after the termination of your employment with Company, you shall not, directly or indirectly, solicit for employment any person who was employed by Company or retained as a consultant during your employment with Company. In the event that you hire or employ any such person during such 18 month period (without soliciting such person in violation of this foregoing restriction), you shall reimburse the Company for any and all costs and expenses incurred by the Company to replace such person (including, without limitation, costs and expenses incurred for recruiting, hiring and training).

Covenant Not to Divert Business

For a period of two (2) years after the termination of your employment with Company, you shall not, directly or indirectly:

(i) work as an employee, employer, consultant, agent, principal, partner, manager, stockholder, officer, director, or in any other individual or representative capacity for any person or entity who or which was a customer of Company during your employment with Company, without the Company’s written consent; or

(ii) call on, solicit, or take away for you or for any other person or entity any person or entity who or which was a customer of Company, or with which Company was in negotiations to become a customer of Company, during your employment with Company.

Company Rights if You Violate this Agreement

In the event that you do not comply with the terms of this Agreement, any profit sharing or stock options to which you would otherwise be entitled will be forfeited.

In the event you do not comply with the terms of this Agreement, we also reserve the right to discharge you as an employee. Furthermore, we reserve the right to recover monetary damages from you, and we may also recover punitive damages to the extent permitted by law. In the event that monetary damages are an inadequate remedy for any harm suffered by us as a result of a breach of this Agreement by you, we may also seek other relief, including an order of specific performance or injunctive relief. You will not seek, and you agree to waive any requirement for, the securing or posting of a bond in connection with our seeking or obtaining such relief.

You further agree to indemnify and hold us harmless from any damages, losses, costs or liabilities (including legal fees and the costs of enforcing this indemnity agreement) arising out of or resulting from your failure to abide by the terms of this Agreement.

At-Will Employment

You agree and understand that, except as may be provided in any employment agreement between you and the Company, your employment with the Company is “at will,” meaning that it is not for any specified period of time and can be terminated by you or by the Company at any time, with or without advance notice, and for any or no particular reason or cause. You agree and understand that it also means that job duties, title and responsibility and reporting level, compensation and benefits, as well as the Company’s personnel policies and procedures, may be changed at any time at-will by the Company. You understand and agree that nothing about the fact or the content of this Agreement is intended to, nor should be construed to, alter the at-will nature of your employment with the Company. You also understand and agree that the at-will nature of employment with the Company can only be changed by a majority vote of the Company’s Board in an express writing signed and dated by it and by you.

Acknowledgment

You agree that, in light of the substantial benefits you will receive as our employee, the terms contained in this Agreement are necessary and reasonable in all respects and that the restrictions imposed on you are reasonable and necessary to protect our legitimate business interests. You acknowledge that a portion of the salary you receive during your employment with the Company constitutes due consideration for your obligations hereunder. Additionally, you hereby acknowledge and agree that the restrictions imposed on you by this Agreement will not prevent you from obtaining employment in your field of expertise or cause you undue hardship.

Governing Law

This Agreement shall be governed by and construed in accordance with the laws of the New York, without regard to any conflicts of laws provision thereof.

By accepting this Agreement, you acknowledge that, given the nature of the Company’s business, the provisions contained in this Agreement contain reasonable limitations as to time, geographical area and scope of activity to be restrained, and do not impose a greater restraint than is necessary to protect and preserve the Company and to protect the Company’s legitimate interests. If, however, the provisions of this Agreement are determined by any court of competent jurisdiction or any arbitrator to be unenforceable by reason of its extending for too long a period of time or over too large a geographic area or by reason of its being too extensive in any other respect, or for any other reason, it will be interpreted to extend only over the longest period of time for which it may be enforceable and over the largest geographical area as to which it may be enforceable and to the maximum extent in all other aspects as to which it may be enforceable, all as determined by such court or arbitrator in such action.

Please confirm your agreement with the foregoing by signing and returning directly to the undersigned the duplicate copy of this letter enclosed herewith.

Very truly yours,

SHANGHAI CENTURY ACQUISITION CORPORATION

By:	/s/ Franklin D. Chu
Name:	Franklin D. Chu
Title:	Co-Chief Executive Officer

Accepted and agreed to as
of the date first above written:

/s/ Kevin Ma
Kevin Ma

Exhibit C

Form of Release Certificate

Kevin Ma (“You”) and Shanghai Century Acquisition Corporation (the “Company”) have agreed to enter into this Release Certificate on the following terms:

Within ten (10) days after you sign this Release Certificate (which you may sign no sooner than the last day of your employment with the Company), you will become eligible to receive severance benefits in accordance with the terms of your Employment Agreement dated [date] (“Employment Agreement”).

In return for the consideration described in the Agreement, you and your heirs, assigns and representatives completely release Shanghai Century Acquisition Corporation, its affiliated, related, parent or subsidiary corporations, and its and their present and former directors, officers, agents, and employees (the “Released Parties”) from all claims of any kind, known and unknown, which you may now have or have ever had against any of them, or arising out of your relationship with any of them, including all claims arising from your employment or the termination of your employment, whether based on contract, tort, statute, local ordinance, regulation or any comparable law in any jurisdiction (“Released Claims”). By way of example and not in limitation, the Released Claims shall include any claims arising under Title VII of the Civil Rights Act of 1964, the Americans with Disabilities Act, the Worker Adjustment and Retraining Notification Act, the Age Discrimination in Employment Act, the Older Workers Benefit Protection Act, the Employee Retirement Income Security Act, the Sarbanes Oxley Act, and the New York Human Rights Law, or any comparable law of any other jurisdiction or nation, as well as any claims asserting wrongful termination, breach of contract, breach of the covenant of good faith and fair dealing, negligent or intentional misrepresentation, and defamation and any claims for attorneys’ fees. You also affirm that neither you or anyone acting on your behalf has taken any action to initiate or cause to be initiated against any of the Released Parties any lawsuit, compliance review, administrative claim, investigation or proceedings of any kind which pertaining any manner to the Released Claims.

You acknowledge that the release of claims under the Age Discrimination in Employment Act (“ADEA”) is subject to special waiver protection. Therefore, you acknowledge the following: (a) you have had 21 days to consider this Release Certificate (but may sign it at any time beforehand if you so desire); (b) you have the right to consult an attorney in doing so; (c) you can revoke this Release Certificate within seven (7) days of signing it by sending a certified letter to that effect to [name and address]; and that (d) notwithstanding the foregoing, the portion of this Release Certificate that pertains to the release of claims under the ADEA shall not become effective or enforceable and no funds shall be exchanged until the 7-day revocation period has expired, but that all other provisions of this Release Certificate will become effective upon its execution by the parties.

You also acknowledge that: (a) you will receive no other compensation, benefits or consideration other than that which is set forth in your Employment Agreement; (b) said consideration is satisfactory and adequate in exchange for your promises and release contained herein; (c) the Company has fulfilled all of its obligations under your Employment Agreement; (d) you will not take any action of make any statement inconsistent with the terms of this release or any Ancillary Agreement; (e) you will comply with all of your obligations under all agreements with the Company; and (f) you will take all appropriate actions to resign any and all positions which you have with the Company or any Affiliate thereof.

The parties agree that this Release Certificate and the Employment Agreement, the Key Employee Invention Assignment and Confidentiality Agreement, and the Employee’s Non-Compete Agreement contain all of our agreements and understandings with respect to their subject matter, and may not be contradicted by evidence of any prior or contemporaneous agreement, except to the extent that the provisions of any such agreement have been expressly referred to in this Release Certificate or the Agreement as having continued effect. It is agreed that this Release Certificate shall be governed by the laws of the State of New York. If any provision of this Release Certificate or its application to any person, place, or circumstance is held by a court of competent jurisdiction to be invalid, unenforceable, or void, the remainder of this Release Certificate and such provision as applied to other person, places, and circumstances will remain in full force and effect.

Please note that this Release Certificate may not be signed before the last day of your employment with the Company, and that your eligibility for severance benefits is conditioned upon meeting the terms set forth in the Agreement.

Date:
[Employee]

Date:
[Company Signatory]